EXHIBIT 99
Florida Power Corporation
NEWS RELEASE

Corporate Relations Department, St. Petersburg, Florida

                                                            Media Contact:
                                                            Melodye Hendrix
                                                            (813) 866-4282

FOR IMMEDIATE RELEASE

          Florida Power Corporation Crystal River 3 Nuclear Power Plant
                         To Remain In Maintenance Outage

         (October 22, 1996- Crystal River, FL)- Florida Power Corporation officials have initiated an extended maintenance outage for the Crystal River 3
(CR3) nuclear power plant to review and analyze technical issues regarding plant design and equipment operating margins. While the unit was off line for unrelated maintenance, FPC found several design basis issues that require further study. The key issues involve the potential capacity of an emergency diesel generator and piping concerns in the emergency feedwater system.

         Company-appointed evaluation teams, which include external nuclear experts, will conduct the review and develop interim and longer-term solutions to assure that all plant systems meet performance requirements. The duration of the outage will be determined after the review is completed. Due to the extent of the evaluation and the anticipated regulatory consultations, FPC officials do not expect to restart the plant before the end of the year.

         "We believe that the most prudent management action is to take the time needed to completely review these issues and develop a corrective action plan before restarting the plant," said Pat Beard, senior vice president for nuclear operations.
                                            (continued)


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Florida Power Corporation
CR3 extended maintenance outage
page 2.


         CR3 was taken off line on September 2 to make repairs to a lubricating-oil pipe leading to the main turbine generator. The extended outage is unrelated to both the "lube-oil" pipe repairs and to a recent investigation involving a coin found in an oil strainer.

         FPC anticipates no problem serving customer load requirements over this autumn period as demand for electricity typically falls off between the summer cooling and winter heating seasons. The company will conduct scheduled maintenance outages at its other power plants as planned. In addition to its own generating units, the company also is able to buy from other suppliers and use its energy management system to reduce peak demand.

         CR3 is an 860-megawatt nuclear power plant located at Florida Power Corporation's Crystal River Energy Complex near the Gulf of Mexico in Citrus County. CR3 has been in operation since 1977. Because of the current maintenance outage and an extended refueling outage this past spring, 1996 operating results will drop below the plant's strong record of the past three years which averaged 89.4% in capacity with an availability factor of 89.2%.

         Florida Power Corporation is the principal subsidiary of St. Petersburg-based Florida Progress Corporation (NYSE: FPC) and serves 1.3 million customers in central and northern Florida.